UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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☐	Soliciting Material Pursuant to § 240.14a-12
CARMIKE CINEMAS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 20, 2006
The Annual Meeting of Stockholders of Carmike Cinemas, Inc. will be held at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia on Friday, October 20, 2006, commencing at 9:00 a.m., local time.
At the meeting, the stockholders will be asked to:
1.	Elect eight (8) directors to serve for the ensuing year or until their successors are duly elected and have qualified; and

2.	Transact any other business that may properly be brought before the meeting.
The Board of Directors has fixed the close of business on Friday, September 8, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope.
By Order of the Board of Directors,
LEE CHAMPION
Secretary
Columbus, Georgia
September 20, 2006
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE THAT HAS BEEN PROVIDED. IN THE EVENT YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

CARMIKE CINEMAS, INC.
PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 20, 2006
This proxy statement and the accompanying proxy card are furnished to the stockholders of Carmike Cinemas, Inc. (“Carmike”) in connection with the solicitation of proxies by the Board of Directors of Carmike for use at the Annual Meeting of Stockholders to be held on Friday, October 20, 2006, at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia at 9:00 a.m., local time, and any adjournments thereof. All stockholders are encouraged to attend the meeting. Carmike expects to mail this proxy statement and accompanying proxy card to Carmike’s stockholders starting on or about Wednesday, September 20, 2006. Carmike’s 2005 Annual Report to stockholders, which should be read in conjunction with the matters discussed in this proxy statement, is also enclosed. Your proxy is requested, however, whether or not you attend in order to assure maximum participation.
At the Annual Meeting, stockholders will be requested to act upon the matters set forth in this proxy statement. If you are not present at the meeting, your shares can be voted only when represented by proxy. You do this by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. When you sign the proxy card, you appoint Michael W. Patrick, Fred W. Van Noy and Lee Champion as your representatives at the meeting. Mr. Patrick, Mr. Van Noy and Mr. Champion will vote your shares at the meeting as you have instructed them on the proxy card. This way your shares will be voted whether or not you attend the annual meeting. If you return a signed card but do not provide voting instructions, your shares will be voted for the eight named nominees. If any issue comes up for vote at the meeting that is not on the proxy card, Mr. Patrick, Mr. Van Noy and Mr. Champion will vote your shares, under your proxy, in their discretion.
Any proxy signed and returned by you may be revoked at any time before it is voted by your delivering a new duly executed proxy card bearing a later date or by your appearing and voting in person at the meeting. The expenses incidental to the preparation and mailing of these proxy materials are being paid by Carmike. No solicitation is planned beyond the mailing of this proxy material to stockholders.
Preliminary voting results will be announced at the meeting. Carmike will publish the final results in Carmike’s quarterly report on Form 10-Q that it will file with the Securities and Exchange Commission (the “SEC”) for the third quarter of 2006.
The principal executive offices of Carmike are located at 1301 First Avenue, Columbus, Georgia 31901. The telephone number is (706) 576-3400.

QUORUM AND VOTING REQUIREMENTS
The close of business on Friday, September 8, 2006 has been fixed as the record date for the determination of stockholders of Carmike entitled to notice of and to vote at the Annual Meeting. On that date, Carmike had outstanding 12,715,622 shares of common stock, $.03 par value (the “Common Stock”). Each share of Common Stock entitles the holder thereof to one vote per share on all matters properly coming before the meeting.
At the Annual Meeting, the holders of stock representing a majority of the voting power of all Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum. Abstentions will be treated as present for purposes of determining a quorum.
If your shares are held in street name, your brokerage firm may vote your shares under certain circumstances if you do not provide voting instructions. These circumstances include certain “routine” matters, such as the election of directors. Therefore, if you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.
A brokerage firm cannot vote customers’ shares on non-routine matters. Therefore, if your shares are held in street name and you do not provide voting instructions, your shares will not be voted on non-routine matters. If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy. Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the meeting. Broker non-votes will have no effect on the outcome of the voting.
Directors are elected by a plurality of the votes cast by the holders of the Common Stock at a meeting at which a quorum is present. This means that the eight directors receiving the greatest number of votes will be elected as directors. Votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

PROPOSAL ONE:
ELECTION OF DIRECTORS
The Board of Directors has nominated the eight individuals named below for election as directors of Carmike, each to serve until the next annual meeting of stockholders or until his or her respective successor is duly elected and qualified, or until his or her death, resignation, retirement or removal.
Our former director, Kenneth A. Pontarelli, voluntarily resigned from the Board of Directors on November 9, 2005. On November 10, 2005, following the recommendation of the Compensation and Nominating Committee, the Board of Directors elected James J. Gaffney to fill the vacancy left by Mr. Pontarelli. At this time, Mr. Gaffney was also appointed to the Compensation and Nominating Committee of the Board. As disclosed by Carmike on September 6, 2006, Mr. Gaffney will not stand for re-election to the Board of Directors at the Annual Meeting. The Board of Directors thanks Mr. Gaffney and Mr. Pontarelli for their service.
Carmike’s Amended and Restated By-laws state that the Board of Directors shall consist of eleven directors; however, at any annual or special meeting, the stockholders may, and at any meeting of the Board of Directors, the Board of Directors may, fix a different number of directors who shall constitute the full Board of Directors, but the full Board of Directors shall consist of not less than six and no more than twelve directors. The Board of Directors has set the full Board at eight directors.
Of the eight individuals nominated by the Board of Directors for election, seven are presently directors of Carmike. Kevin D. Katari, a nominee who was recommended to the Compensation and Nominating Committee by our Chief Executive Officer, is not yet a director of Carmike. It is the present intention of the persons named in the accompanying form of proxy to vote such proxy (unless authority to so vote is withheld) for the election of the eight nominees named below as directors of Carmike.
The Board of Directors expects that each of the nominees will be available to stand for election and to serve as a director. In the event a vacancy among the original nominees occurs prior to the meeting, the proxies may be voted for a substitute nominee or nominees named by the Board and for the remaining nominees, or the Board may provide for a lesser number of directors.
Nominees
The following is a brief description of the business experience of each nominee for at least the past five years. For purposes of this description, references to Carmike include Carmike’s predecessor, Martin Theatres, Inc., and ages are presented as of August 20, 2006:
Michael W. Patrick, 56, has served as our President since October 1981, director since April 1982, Chief Executive Officer since March 1989 and Chairman of the Board of Directors since January 2002. Mr. Patrick also currently serves as a member of the Executive Committee. Mr. Patrick joined us in 1970 and served in a number of operational and film booking and buying capacities prior to becoming President. Mr. Patrick serves as a director of the Will Rogers Institute, and he is a member of the Board of Trustees of Columbus State University Foundation, Inc. Michael W. Patrick and Carl L. Patrick, Jr. are brothers.
Alan J. Hirschfield, 70, has been one of our directors since April 2002 and currently serves as the Chairman of the Audit Committee, and a member of the Executive Committee. Mr. Hirschfield is a private investor and consultant. From 1992 to 2000, he was Co-Chief Executive Officer of Data Broadcasting Corporation, a global provider of financial and business information, which merged with Financial Times/Pearsons, Inc. From 1986 to 1990, Mr. Hirschfield served as a consultant/investor in the entertainment/media industry. From 1982 to 1986, he was the Chairman and Chief Executive Officer of Twentieth Century Fox Film Corporation. Mr. Hirschfield was President and Chief Executive Officer of Columbia Pictures, Inc. from 1973 to 1978. He currently serves on the Boards of Directors of Cantel Medical Corp. (Vice-Chairman) and Leucadia National Corporation, a diversified holding company.
S. David Passman III, 54, has been one of our directors since June 2003 and currently serves as the Board of Directors’ lead independent director, as a member of the Executive Committee, Chairman of the Corporate Governance Committee, and as a member of the Audit Committee. Mr. Passman has served as the President and Chief Executive Officer of STL, Inc., a book publishing and distribution company, since June 1, 2005 and is a member of its Board of Directors. Mr. Passman served as the President of the Harland Printed Products and Harland Checks divisions of John H. Harland Co., a provider of printed products and software and related services to the financial institution market, from 1999 to 2003 and as Chief Financial Officer from 1996 to 1999. From 1981 to 1996, Mr. Passman was a partner in the tax division of Deloitte & Touche LLP, a public accounting firm. Mr. Passman served as the Managing Partner of the Atlanta, Georgia office of Deloitte & Touche LLP from 1993 to 1996. Mr. Passman is a Certified Public Accountant.
Carl L. Patrick, Jr., 59, has served as one of our directors since April 1982, and currently serves as a member of the Corporate Governance Committee. He was the Director of Taxes for the Atlanta, Georgia office of Arthur Young & Co., a public accounting firm, from October 1984 to September 1986, and is currently self-employed. Previously, he was a Certified Public Accountant with Arthur Andersen & Co., a public accounting firm, from 1976 to October 1984. Carl L. Patrick, Jr. served two terms as Chairman of the Board of Summit Bank Corporation, a commercial bank, and currently serves as a director of that company. He is Co-Chairman of PGL Entertainment Corp. Carl L. Patrick, Jr. and Michael W. Patrick are brothers.
Roland C. Smith, 51, has been one of our directors since April 2002 and currently serves as Chairman of the Compensation and Nominating Committee, and as a member of the Executive Committee. Mr. Smith has served as the President and Chief Executive Officer of Arby’s Restaurant Group, Inc., a restaurant franchiser, since April 2006. Mr. Smith served as President and Chief Executive Officer of American Golf Corporation and National Golf Properties, an owner and operator of golf courses, from February 2003 to November 2005. He was President and Chief Executive Officer of AMF Bowling Worldwide, Inc., an owner and operator of bowling centers, from April 1999 until January 2003. Mr. Smith previously served as President and Chief Executive Officer of the Triarc Restaurant Group (the predecessor to Arby’s

Restaurant Group, Inc.) from February 1997 to April 1999. Mr. Smith was President and Chief Executive Officer of AMF Bowling Worldwide, Inc. and its indirect parent AMF Bowling, Inc. when the companies filed voluntary petitions for relief under the bankruptcy code on July 2, 2001 and July 30, 2001, respectively. AMF Bowling Worldwide emerged from bankruptcy on March 8, 2002.
Fred W. Van Noy, 49, has served as one of our directors since December 2004. Mr. Van Noy joined us in 1975. He served as a District Manager from 1984 to 1985 and as Western Division Manager from 1985 to 1988, when he became Vice President — General Manager. In December 1997, he was elected to the position of Senior Vice President — Operations. In November 2000, he became Senior Vice President — Chief Operating Officer.
Patricia A. Wilson, 55, has served as one of our directors since April 1, 2004 and currently serves as a member of the Audit Committee, Compensation and Nominating Committee, and Corporate Governance Committee. Ms. Wilson has been practicing as a private attorney since October 2002, advising both private and public companies in corporate and securities law. Ms. Wilson served as the General Counsel to NDCHealth Corporation, a provider of information systems and services to the healthcare market, from October 2000 to October 2002. Prior to joining NDCHealth Corporation, she was a partner with the law firm of Troutman Sanders LLP from 1988 to September 2000 practicing in the fields of corporate finance and securities law.
Kevin D. Katari, 36, is a nominee for director of Carmike. The Compensation and Nominating Committee and the Board have nominated Mr. Katari for election to the Board as a Carmike nominee at the Annual Meeting. Mr. Katari is a Managing Member of Watershed Asset Management, L.L.C., a manager of discretionary capital for institutional investors. He is also a Managing Member of its affiliate, WS Partners, L.L.C. Mr. Katari joined Watershed in April 2002 and has served as a Managing Member of Watershed Asset Management and WS Partners since March 2004. From 1999 to 2002, Mr. Katari was a co-founder, Vice President and member of the Board of Directors of Bluefire Systems, Inc., a startup retail consulting and software firm. Mr. Katari currently serves on the Board of Directors of Leader Ventures, LLC and on the Board of Trustees of the Seven Hills School in Walnut Creek, California. Mr. Katari expects to join the Board of Directors of Silicon Graphics, Inc. upon its emergence from bankruptcy (expected to occur in October 2006).
The Board of Directors recommends a vote FOR the nominees set forth above.

CORPORATE GOVERNANCE
Key Corporate Governance Initiatives
The Board of Directors took the following actions to continue to fulfill its commitment to the highest standards of corporate governance:
•	named S. David Passman III as the Board of Directors’ lead independent director and established guidelines for setting forth the lead director’s role;

•	initiated a self-evaluation process for the Board of Directors and the Audit Committee; and

•	considered the independence of its directors and confirmed that a majority of its directors were independent and that the members of each of the Audit Committee and the Compensation and Nominating Committee were independent.
The Code of Conduct for Officers, Directors and Employees, the Lead Director Guidelines and the charters for the Compensation and Nominating Committee, Corporate Governance Committee and Audit Committee are available on our company website at www.carmike.com.
Board Meetings
The business of Carmike is managed by or under the direction of the Board of Directors. The Board of Directors met eight times during the year ended December 31, 2005. Each of the incumbent directors attended at least 75% of the aggregate of: (1) the total meetings of the Board of Directors held during the period that he or she served during 2005 and (2) the total meetings held by all committees of the Board on which he or she served during 2005. The Board of Directors has adopted a policy whereby directors are expected to attend Carmike’s Annual Meeting of Stockholders. At the 2005 Annual Meeting of Stockholders, all members of the Board of Directors were present except for Alan J. Hirschfield and Kenneth A. Pontarelli.
Committees of the Board of Directors
Executive Committee
The Executive Committee consists of Michael W. Patrick, Roland C. Smith, S. David Passman III and Alan J. Hirschfield. Also, pursuant to Carmike’s Lead Director Guidelines, the Lead Director (currently, Mr. Passman) serves as a member of the Executive Committee. The Executive Committee met five times during the year ended December 31, 2005.
The primary purpose of the Executive Committee is to assist the Board of Directors in fulfilling its responsibilities relating to capital expenditures, investments, acquisitions and financing activities based on the criteria established in the Committee’s charter. The Executive Committee is responsible for reviewing and approving transactions and agreements related to dispositions, acquisitions, joint ventures, capital expenditures, developments and refurbishments, indebtedness and vendor and supplier obligations.
Compensation and Nominating Committee
The Compensation and Nominating Committee currently consists of Roland C. Smith, as Chairman, James J. Gaffney and Patricia A. Wilson. As noted above, Mr. Gaffney will not stand for re-election to the Board of Directors at the Annual Meeting. The Board of Directors has determined that all members of the Compensation and Nominating Committee are independent as defined under the rules and regulations of the SEC, applicable listing standards of The Nasdaq Stock Market, Inc. (the “Nasdaq listing standards”) and the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation and Nominating Committee met ten times during the year ended December 31, 2005.
The Compensation and Nominating Committee is responsible for, among other things:
•	approving all salary arrangements and other remuneration for the Chief Executive Officer and other senior officers of Carmike;

•	administering the Carmike Cinemas, Inc. 2002 Stock Plan and the 2004 Incentive Stock Plan;

•	reviewing annual incentive opportunity levels and goals;

•	reviewing and approving employment agreements, severance agreements and change in control agreements for the Chief Executive Officer and other senior officers of Carmike;

•	selecting potential candidates to be nominated for election to the Board of Directors;

•	recommending potential candidates for election to the Board of Directors;

•	making recommendations to the Board of Directors concerning the structure and membership of other Board committees; and

•	evaluating and recommending to the Board of Directors the resignation of individual directors for appropriate reasons, as determined by the Committee in its discretion.

Corporate Governance Committee
The Corporate Governance Committee consists of S. David Passman III, as Chairman, Carl L. Patrick, Jr. and Patricia A. Wilson. The Corporate Governance Committee met one time during the year ended December 31, 2005.
The primary purpose of the Corporate Governance Committee is to assist the Board of Directors in fulfilling its responsibilities relating to ensuring that Carmike’s corporate governance policies, procedures and practices continue to effectively promote the best interests of Carmike’s stockholders.
The Corporate Governance Committee is responsible for, among other things:
•	reviewing any questions regarding the independence of directors;

•	advising and making recommendations to the Board of Directors on matters concerning corporate governance and directorship practices; and

•	ensuring that the independent members of the Board of Directors meet in regularly scheduled executive sessions at which only independent directors are present.
Audit Committee
The Audit Committee consists of Alan J. Hirschfield, as Chairman, Patricia A. Wilson and S. David Passman III. The Board of Directors has determined that each member of the Audit Committee is independent under applicable law and the rules and requirements of the SEC and the Nasdaq listing standards. In addition, the Board of Directors has determined that each Audit Committee member meets the financial knowledge requirements under the Nasdaq listing standards and Mr. Passman, designated by the Board of Directors as the “audit committee financial expert” under SEC rules, meets the Nasdaq professional experience requirements.
The Audit Committee is responsible for, among other things:
•	directly appointing, retaining, overseeing, compensating and terminating the independent auditors;

•	discussing with the independent auditors their independence;

•	reviewing with the independent auditors the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by the independent auditors;

•	reviewing and approving all related party transactions;

•	overseeing the financial reporting process and discussing with management and the independent auditors the interim and annual financial statements that Carmike files with the SEC; and

•	reviewing and monitoring Carmike’s accounting principles, policies and financial and accounting controls.
The Audit Committee met nine times during the year ended December 31, 2005.
Director Independence
In 2006, the Board of Directors reviewed and analyzed the independence of each director under the requirements of the Sarbanes-Oxley Act of 2002, SEC rules and regulations, the Nasdaq listing standards and the Code.
The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examined transactions and relationships between directors or their affiliates and Carmike or senior management.
As a result of this review, the Board of Directors affirmatively determined that all directors and nominees for director are independent for purposes of serving on the Board of Directors, except for Messrs. Michael W. Patrick, Carl L. Patrick, Jr. and Fred W. Van Noy. The Board of Directors has further determined that all members of the Audit Committee and the Compensation and Nominating Committee are independent. There are no independence requirements for the Executive Committee or the Corporate Governance Committee. Michael W. Patrick and Fred W. Van Noy are not considered independent because they are employed by Carmike. Carl L. Patrick, Jr. is not considered independent because he is the brother of Michael W. Patrick.
Selection of Director Nominees
General Criteria and Process. In identifying and evaluating director candidates, the Compensation and Nominating Committee does not set specific criteria for directors. Under its charter, which is available on Carmike’s website at www.carmike.com, the Compensation and Nominating Committee is responsible for determining desired board skills and attributes and considering personal and professional integrity, ability, judgment and other factors deemed appropriate. The Compensation and Nominating Committee generally believes that candidates should show evidence of leadership in their particular field, have broad experience and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. Directors also must be willing to devote sufficient time to carry out their duties and responsibilities effectively and should be committed to serving on the Board of Directors for an extended period of time. The Compensation and Nominating Committee may retain a third-party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

The Compensation and Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of whether the Board of Directors or its committees have specific unfulfilled needs. The Compensation and Nominating Committee then considers candidates identified by the committee, other directors, Carmike’s executive officers and stockholders, and, if applicable, a third party search firm. This consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the Board of Directors and its committees. The Compensation and Nominating Committee then selects nominees to recommend to the Board of Directors, which considers and makes the final selection of director nominees and directors to serve on its committees. The Compensation and Nominating Committee may use whatever process it deems appropriate under the circumstances when evaluating nominees recommended by stockholders.
Stockholder Nominations. The Compensation and Nominating Committee has not adopted a specific policy regarding the consideration of stockholder director nominees. Stockholders who wish to recommend nominees for consideration by the Compensation and Nominating Committee may submit their nominations in writing to our Secretary at our corporate address provided in this proxy statement. The Compensation and Nominating Committee may consider such stockholder nominations when it evaluates and recommends nominees to the Board of Directors for submission to the stockholders at each annual meeting. In addition, stockholders may nominate directors for election without consideration by the Compensation and Nominating Committee. Any stockholder of record may nominate an individual by following the procedures and deadlines set forth in the “Stockholder Proposals” section of this proxy statement.
As of September 13, 2006, the Compensation and Nominating Committee had not received a recommended nominee, in connection with the 2006 Annual Meeting of Stockholders, from any stockholder or group of stockholders that beneficially owned more than 5% of Carmike’s Common Stock.
AUDIT COMMITTEE REPORT
The Audit Committee consists of Alan J. Hirschfield, as Chairman, S. David Passman III and Patricia A. Wilson. Each of Messrs. Hirschfield and Passman and Ms. Wilson meets the applicable independence requirements of the SEC and the Nasdaq listing standards. In addition, each Audit Committee member meets the financial knowledge requirements under the Nasdaq listing standards and Mr. Passman, designated by the Board of Directors as the “audit committee financial expert” under SEC rules, meets the Nasdaq professional experience requirements as well. The Audit Committee operates under a written charter adopted by the Board of Directors on November 14, 2002, and amended on May 9, 2003, a copy of which is available on Carmike’s website at www.carmike.com.
The primary responsibility of the Audit Committee is to oversee Carmike’s financial reporting process on behalf of the Board of Directors and report the results of their activities to the Board of Directors. Management is responsible for preparing Carmike’s financial statements and the independent registered public accounting firm is responsible for auditing those financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management Carmike’s audited financial statements as of and for the year ended December 31, 2005. The 2005 Audit Committee also has discussed with PricewaterhouseCoopers LLP, Carmike’s independent registered public accounting firm for fiscal 2005, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.
PricewaterhouseCoopers LLP also provided to the Audit Committee the written disclosures and the letter required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and issued by the Independence Standards Board, and the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence.
Based on those reviews and discussions, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in Carmike’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.
The foregoing has been furnished by the Audit Committee of Carmike’s Board of Directors.
The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 (together, the “Acts”), except to the extent that Carmike specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

By the Audit Committee:	Alan J. Hirschfield, Chairman
S. David Passman III
August 15, 2006	Patricia A. Wilson
FEES PAID TO INDEPENDENT AUDITORS
The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP, Carmike’s independent auditor for fiscal years 2004 and 2005, for the audit of our annual financial statements for the years ended December 31, 2004 and December 31, 2005, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods:

	2004	2005
Audit Fees (1)	$1,669,460	$3,133,298
Tax Fees (2)	326,754	137,100
All Other Fees	—	—

Total Fees Paid to Auditor	$1,996,214	$3,270,398

(1)	Audit fees and expenses primarily relate to the 2004 and 2005 annual audits, the review of quarterly reports on Form 10-Q, the review of registration statements and the audit of internal control over financial reporting.

(2)	Tax fees primarily relate to tax compliance and tax advice on Section 382 of the Internal Revenue Code of 1986, as amended.
Audit Committee Policy for Pre-Approval of Independent Auditor Services
The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent auditor. The policy provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. Pursuant to its charter, the Audit Committee has delegated to its Chairman the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent auditor.
Requests for pre-approval for services that are eligible for general pre-approval must be detailed as to the services to be provided and the estimated total cost and are submitted to Carmike’s Chief Financial Officer or Controller. The Chief Financial Officer or Controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. The Audit Committee will be informed on a regular basis regarding the services rendered by the independent auditor in accordance with our general pre-approval policy.
None of the services related to the Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
AND MANAGEMENT
Security Ownership of Certain Beneficial Holders
The following table sets forth certain information as to our common stock beneficially owned as of September 15, 2006 by each person, other than persons whose ownership is reflected under the caption “Security Ownership of Management,” who is known by us to own, directly or indirectly, more than 5% of the outstanding shares of our common stock, and reflects information presented either in each such person’s filings with the SEC or otherwise provided to us. We have included information regarding Kevin D. Katari, a director nominee, in the table listing “Security Ownership of Management” below.

		Percent
Name and Address of Beneficial Owner	Beneficial Ownership	of Class (1)
Barclays Global Investors, NA (2)	1,287,427	10.1%
45 Freemont St., 17th Floor San Francisco, CA 94105
Bridger Management, LLC (3)	1,046,900	8.2%
101 Park Avenue, 48th Floor New York, NY 10178
Dalton, Greiner, Hartman, Maher & Co. LLC (4)	711,533	5.6%
565 Fifth Avenue, Suite 2101 New York, NY 10017
Entrust Capital Inc. (5)	674,885	5.3%
717 Fifth Avenue New York, NY 10022
FMR Corp. (6)	941,500	7.4%
82 Devonshire Street Boston, MA 02109
Fine Capital Partners, L.P. (7)	894,800	7.0%
152 West 57th Street, 37th Floor New York, NY 10019
Oz Management, L.L.C. (8)	755,946	5.9%
9 West 57th Street, 39th Floor New York, NY 10019
Royce & Associates, LLC (9)	765,400	6.0%
1414 Avenue of the Americas New York, NY 10019
Stadium Capital Management, Inc. (10)	698,614	5.5%
19875 Village Office Court, Suite 101 Bend, OR 97702
Watershed Asset Management, L.L.C. (11)	853,185	6.7%
One Maritime Plaza, Suite 1525 San Francisco, CA, 94111

(1)	Percent of class is with respect to outstanding shares of common stock as of September 15, 2006 (12,729,372 shares of common stock outstanding on that date).

(2)	The following information is based on the Schedule 13G filed on January 26, 2006 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD and Barclays Global Investors Japan Trust and Banking Company Limited. The Schedule 13G indicates that Barclays Global Investors, NA is the beneficial owner of 1,147,272 shares but that it has the sole power to vote or direct the voting of 1,108,839 shares and has sole dispositive power over 1,147,272 shares. The Schedule 13G also indicates that Barclays Global Fund Advisors is the beneficial owner of 140,155 shares and that it has sole dispositive power and sole power to vote or direct the voting of all 140,155 shares. Both Barclays Global Investors, LTD, Murray House, 1 Royal Mint Court, London, England ECN3N 4HH, and Barclays Global Investors Japan Trust and Banking Company Limited, Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, 150-0012, Japan, do not report the beneficial ownership of any shares.

(3)	According to the Schedule 13G filed February 15, 2006, Bridger Management, LLC serves as principal investment manager to a number of investment funds and discretionary accounts with respect to which it has voting and dispositive authority over the 1,046,900 shares. Mr. Roberto Mignone is the Managing Member of Bridger Management, LLC. As such, he may be deemed to control such entity, and therefore may be deemed to be the beneficial owner of the shares. Bridger Management, LLC and Mr. Roberto Mignone each disclaim beneficial ownership of the shares.

(4)	According to the Schedule 13G filed February 14, 2006, Dalton, Greiner, Hartman, Maher & Co LLC is the beneficial owner of 711,533 shares but has the sole power to vote or direct the voting of 532,083 shares and has sole dispositive power over 711,533 shares.

(5)	According to the Schedule 13G filed on May 1, 2006, EnTrust Capital Inc., a Delaware corporation, EnTrust Partners LLC, a Delaware limited liability company, EnTrust Partners Offshore LLC, a Delaware limited liability company, EnTrust Capital Waters Fund Ltd., a Cayman Islands company, EnTrust Dedicated Fund, LP, a Delaware limited partnership, EnTrust Capital Partners LP, a Delaware limited partnership, EnTrust Capital Partners II LP, Mr. Gregg Hymowitz, Mark Fife, and Michael Howoritz, are the beneficial owners of 674,885 shares, have the shared power to vote 674,885 shares, and have the shared power to dispose or to direct the disposition of 675,885 shares. EnTrust Capital Inc., EnTrust Partners LLC and EnTrust Partners Offshore are registered investment advisers under the Investment Advisers Act of 1940 and Messrs. Hymowitz, Fife and Horowitz are control persons of the investment advisors.

(6)	According to the Schedule 13G filed February 14, 2006, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 941,500 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Fidelity Funds”). The ownership of one investment company, Fidelity Small Cap Independence, amounted to 906,500 shares or 7.4% of the common stock outstanding. Neither FMR Corp. nor Edward C. Johnson III, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. Members of the Edward C. Johnson III family are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(7)	According to the Schedule 13D/A filed May 30, 2006, such shares are held directly by private investment funds managed by Fine Capital Partners, L.P., a Delaware limited partnership (“FCP”). FCP, as the investment manager to the private investment funds owning the shares, and Fine Capital Advisors, LLC, a Delaware limited liability company (“FCA”), as the general partner of FCP, have voting and dispositive authority over such shares. Ms. Debra Fine is the sole Manager of FCA and the President of FCP, and as such, shares dispositive and voting authority over the shares.

(8)	According to the Schedule 13G filed February 14, 2006, Oz Management, Inc. serves as principal investment manager to a number of investment funds and discretionary accounts with respect to which it has voting and dispositive authority over the 755,946 shares. Mr. Daniel S. Och is the Senior Managing

Member of Oz Management, Inc. As such, he may be deemed to control such entity, and therefore may be deemed to be the beneficial owner of the shares. Oz Management, Inc. and Mr. Daniel S. Och each disclaim beneficial ownership of the shares.

(9)	According to the Schedule 13G filed January 11, 2006, Royce & Associates, LLC is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, and has voting and dispositive authority over the 765,400 shares, and therefore may be deemed to be the beneficial owner of the shares by virtue of such authority. Royce & Associates, LLC disclaims beneficial ownership of the shares.

(10)	According to the Schedule 13G filed February 13, 2006, Stadium Capital Management, LLC, a Delaware limited liability company is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and has voting and dispositive authority over the 698,614 shares, which are held directly by Stadium Capital Partners, L. P. a California limited partnership. Alexander M. Seaver and Bradley R. Kent are the Managing Members of Stadium Capital Management, which is the general partner of Stadium Capital Partners, and as such may be deemed to control such entities, and therefore may be deemed to be the beneficial owners of the shares. Stadium Capital Partners filed the statement jointly with Stadium Capital Management, Messrs. Seaver and Kent, but not as a member of a group, and expressly disclaim membership in a group.

(11)	According to information provided to us by Watershed Asset Management, L.L.C. on September 11, 2006, Watershed Capital Partners, L.P. (“WCP”) directly owns 152,215 shares. Watershed Capital Institutional Partners, L.P. (“WCIP”) directly owns 467,100 shares. WS Partners, L.L.C., as the general partner of WCP and WCIP, may be deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), to beneficially own the 619,315 shares owned by WCP and WCIP. Watershed Asset Management, L.L.C., as the investment advisor to WCP, WCIP and Watershed Capital Partners (Offshore), Ltd. (“Watershed Offshore” and collectively the “Watershed Funds”), may be deemed, for purposes of Rule 13d-3 under the Exchange Act, to beneficially own the 853,185 shares owned directly by the Watershed Funds, including the 233,870 shares owned directly by Watershed Offshore. As the Senior Managing Member of each of Watershed Asset Management, L.L.C. and WS Partners, L.L.C. (collectively, the “Watershed Management Entities”), Ms. Meridee Moore may be deemed, for purposes of Rule 13d-3 under the Exchange Act, to beneficially own the 853,185 shares beneficially owned by the Watershed Management Entities. The Watershed Management Entities and Ms. Moore disclaim any beneficial ownership of any of the shares owned by the Watershed Funds. All of the above-mentioned persons and entities disclaim group attribution. Kevin D. Katari, a Carmike director nominee, is a Managing Member of the Watershed Management Entities.
Security Ownership of Management
The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of September 15, 2006 by our:
•	current directors and nominees;

•	our named executive and other senior officers; and

•	all directors and executive officers as a group.
The address for the following individuals is: c/o Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901.

Name of Beneficial Owner (1)	Beneficial Ownership	Percent of Class (1)
Michael W. Patrick (2)	300,600	2.4%
Lee Champion	39	*
Richard B. Hare (3)	12,500	*
Gary F. Krannacker (4)	11,667	*
Anthony J. Rhead (5)	54,806	*
Fred W. Van Noy (5)	55,583	*
James J. Gaffney (6)	5,000	*
Alan J. Hirschfield (7)(8)	35,250	*
S. David Passman III (9)	5,250	*
Carl L. Patrick, Jr. (10)	93,867	*
Ken Peurifoy (11)	14,315	*
Roland C. Smith (8)	5,250	*
Patricia A. Wilson (12)	5,250	*
Kevin D. Katari (13)	—	—
All directors and executive officers as a group (14 persons)	599,377	4.7%

*	Indicates less than 1%.

(1)	Percent of class is with respect to outstanding shares of our common stock as of September 15, 2006 (12,729,372 shares of our common stock outstanding on that date). Information for Martin A. Durant, our former Senior Vice President — Finance, Treasurer and Chief Financial Officer is not included, as he ceased serving in such capacity on March 31, 2006.

(2)	Includes 974 shares of our common stock held by Michael W. Patrick, Carmike’s President, Chief Executive Officer and Chairman of the Board of Directors, in an Individual Retirement Account. Excludes 11,613 shares of common stock held in trust for Michael W. Patrick by C. L. Patrick, as trustee, the remainder interest of which Michael W. Patrick has purchased, and the remaining 260,000 shares of our common stock issuable to Michael W. Patrick under the 2002 Stock Plan pursuant to his employment agreement.

(3)	Includes 7,500 restricted shares granted to Mr. Hare on March 27, 2006 in connection with his hiring. One-third of these shares will vest on each of March 27, 2007, 2008 and 2009, respectively. This amount also includes 5,000 restricted shares granted to Mr. Hare on August 30, 2006, one-third of which will vest on each of August 30, 2007, 2008 and 2009, respectively.

(4)	Represents options to purchase 11,667 shares that vested on December 31, 2005.

(5)	Includes 8,000 restricted shares issued to each of Mr. Rhead and Mr. Van Noy based on the achievement of certain performance measures during 2004. For additional information regarding these grants, see footnote three under the caption “Summary Compensation Table.” Also includes options to purchase 36,667 shares that vested on December 31, 2005.

(6)	Includes option to purchase 5,000 shares that vested on November 10, 2005, the date of grant. Mr. Gaffney will not stand for re-election to the Board of Directors at Carmike’s 2006 Annual Meeting of Stockholders.

(7)	Includes 30,000 shares owned by the Alan J. Hirschfield Living Trust and 250 shares of restricted stock issued under the 2004 Incentive Stock Plan which vested on May 19, 2006.

(8)	Includes option to purchase 5,000 shares that vested on August 14, 2002, the date of grant, and 250 shares of restricted stock issued under 2004 Incentive Stock Plan which vested May 19, 2006.

(9)	Includes option to purchase 5,000 shares that vested on June 2, 2003, the date of grant, and 250 shares of restricted stock issued under the 2004 Incentive Stock Plan which vested May 19, 2006.

(10)	Includes 38 shares of common stock owned by Carl L. Patrick, Jr.’s wife, as to which shares Carl L. Patrick, Jr., one of our directors, disclaims beneficial ownership. Includes 97 shares of common stock held as custodian for his son. Includes 250 shares of restricted stock issued under the 2004 Incentive Stock Plan which vested May 19, 2006. Excludes 11,613 shares of our common stock held in trust for Carl L. Patrick, Jr. by Frances E. Patrick, as trustee, the remainder interest of which Carl L. Patrick, Jr. has purchased.

(11)	Includes 4,000 restricted shares issued to Mr. Peurifoy based on the achievement of certain performance measures during 2004. Also includes options to purchase 6,667 shares that vested on December 31, 2005.

(12)	Includes option to purchase 5,000 shares that vested on April 1, 2004, the date of grant, and 250 shares of restricted stock issued under our 2004 Incentive Stock Plan which vested May 19, 2006.

(13)	According to information provided to us by Watershed Asset Management, L.L.C. on September 11, 2006, Watershed Capital Partners, L.P. (“WCP”) directly owns 152,215 shares. Watershed Capital Institutional Partners, L.P. (“WCIP”) directly owns 467,100 shares. WS Partners, L.L.C., as the general partner of WCP and WCIP, may be deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), to beneficially own the 619,315 shares owned by WCP and WCIP. Watershed Asset Management, L.L.C., as the investment advisor to WCP, WCIP and Watershed Capital Partners (Offshore), Ltd. (“Watershed Offshore” and collectively the “Watershed Funds”), may be deemed, for purposes of Rule 13d-3 under the Exchange Act, to beneficially own the 853,185 shares owned directly by the Watershed Funds, including the 233,870 shares owned directly by Watershed Offshore, As the Senior Managing Member of each of Watershed Asset Management, L.L.C. and WS Partners, L.L.C. (collectively, the “Watershed Management Entities”), Ms. Meridee Moore may be deemed, for purposes of Rule 13d-3 under the Exchange Act, to beneficially own the 853,185 shares beneficially owned by the Watershed Management Entities. The Watershed Management Entities and Ms. Moore disclaim any beneficial ownership of any of the shares owned by the Watershed Funds. All of the above-mentioned persons and entities disclaim group attribution. Kevin D. Katari, a Carmike director nominee, is a Managing Member of the Watershed Management Entities.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
The following table sets forth certain information concerning the compensation of our Chief Executive Officer and four most highly compensated officers serving as executive officers at December 31, 2005 (our “named executive officers”) for the fiscal years ended December 31, 2005, 2004 and 2003. As Mr. Hare’s employment with us as Chief Financial Officer began in 2006, compensation information for Mr. Hare is not included but has been disclosed previously.

				Long-Term Compensation
		Annual		Awards
		Compensation		Restricted	Securities
Name and Principal		Salary	Bonus	Stock	Underlying	Payouts	All Other
Position	Year	($)(1)	($)	Awards ($)(2)	Options/ SARs(#)	LTIP Payouts ($)(3)	Compensation ($)(4)
Michael W. Patrick President, Chief Executive Officer and Chairman of the Board of Directors	2005 2004 2003	1,934,923 1,097,446 978,255	667,238 934,500 425,000 (5)	— — —	— — —	— — —	1,806 966 966
Martin A. Durant Senior Vice President- Finance, Treasurer and Chief Financial Officer	2005 2004 2003	471,391 325,927 284,966	76,375 174,205 125,000	— 351,400 — (6)	— — 35,000	621,863 — —	1,806 966 966
Fred W. Van Noy Senior Vice President and Chief Operating Officer	2005 2004 2003	433,278 264,786 189,671	92,688 174,205 125,000	— — 41,505 (7)	— — 35,000	746,235 — —	630 630 630
Anthony J. Rhead Senior Vice President- Entertainment/Digital Cinema	2005 2004 2003	306,657 237,847 162,697	88,938 174,205 125,000	— — —	— — 35,000	373,118 — —	2,772 2,772 2,772
Gary F. Krannacker Vice President- Operations	2005 2004 2003	118,360 107,500 85,596	51,415 55,745 50,000	— — —	— — —	— — —	420 420 315

(1)	We maintain a deferred compensation program for all of our senior executives, including the named executive officers, pursuant to which we pay additional cash compensation equal to 10% of an employee’s annual taxable compensation (including equity-based compensation). We direct this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. Distributions from the applicable trust are made upon or shortly after normal retirement, disability, death or termination of employment of a participant. Pursuant to this program in 2005, the named executive officers earned the following amounts which are included in the Salary column above: Mr. Patrick $1,084,923; Mr. Durant $138,891; Mr. Van Noy $133,278; and Mr. Rhead $87,907. Mr. Patrick’s amount includes $923,910 earned by Mr. Patrick in 2005 (pursuant to the deferred compensation arrangement) attributable to 260,000 shares of restricted stock which vested on January 31, 2005 pursuant to Mr. Patrick’s employment agreement, effective as of January 31, 2002. Mr. Krannacker is not a participant in the deferred compensation arrangement; however, Mr. Krannacker does receive additional cash compensation equal to 5% of his taxable compensation which is contributed to an IRA ($8,345 for 2005).

(2)	The aggregate number and value of unvested shares of restricted stock held by each named executive officer as of December 31, 2005 was as set forth below:

		Dollar Value of Aggregate
	Aggregate Number of Shares	Restricted Stock
Name	of Restricted Stock(#)	Holdings($)

Michael W. Patrick (*)	520,000	13,187,200
Martin A. Durant (**)	22,500	570,600
Fred W. Van Noy (**)	25,130	637,297
Anthony J. Rhead (**)	24,000	608,640
Gary F. Krannacker	—	—

*	As part of our reorganization, all management options to purchase additional stock were cancelled. In connection with the reorganization, we entered into an employment agreement with Mr. Patrick that provided for a stock award. Pursuant to Mr. Patrick’s employment agreement, we agreed to issue and/or deliver an aggregate of 780,000 shares of common stock in equal installments on each of the third, fourth, and fifth anniversary dates of January 31, 2002. These shares are reserved for issuance pursuant to our 2002 Stock Plan. As of January 31, 2006, we have issued 520,000 of these shares to Mr. Patrick pursuant to his employment agreement.

**	In May 2002, we granted stock awards to Messrs. Durant, Van Noy and Rhead. These shares were to be earned over a three year period, commencing with the year ended December 31, 2002, with the shares being earned as the executive achieved specific performance goals set for him during each of these years. Earned shares will vest and be receivable approximately two years after the calendar year in which they were earned, provided, with certain exceptions, the executive remains our employee. Each of these grants was made pursuant to our 2002 Stock Plan. For the year ended December 31, 2002, we issued stock to these named executive officers in the following amounts for meeting performance goals in whole or in part for the 2002 performance period: Mr. Durant 17,500 shares; Mr. Van Noy 21,000 shares; and Mr. Rhead 10,500 shares. The shares earned for the 2002 performance period vested on January 31, 2005 and the dollar value of these awards are set forth above in the Summary Compensation Table in the LTIP Payout column. For the year ended December 31, 2003, we issued stock to these named executive officers in the following amounts for meeting performance goals in whole or in part for the 2003 performance period: Mr. Durant 12,500 shares; Mr. Van Noy 17,130 shares; and Mr. Rhead 16,000 shares. The shares earned for the 2003 performance period vested on January 31, 2006. For the year ended December 31, 2004, we issued stock to these named executive officers in the following amounts for meeting performance goals in whole or in part for the 2004 performance period: Mr. Durant 10,000 shares; Mr. Van Noy 8,000 shares; and Mr. Rhead 8,000 shares. The shares earned for the 2004 performance period will vest on January 31, 2007. We pay dividends on the shares of restricted stock that are earned and unvested to the extent we pay dividends on shares of our capital stock. The number of restricted shares set forth above for Mr. Van Noy also includes 1,130 shares granted to Mr. Van Noy in May 2004 in further recognition of his performance in 2003, which vested on January 31, 2006.

(3)	Represents the value as of January 31, 2005 of the stock issued to Messrs. Durant, Van Noy and Rhead in connection with the achievement of certain performance goals during the 2002 performance period as described in footnote three above (Mr. Durant — 17,500 shares; Mr. Van Nov — 21,000 shares; and Mr. Rhead — 10,500 shares).

(4)	“All Other Compensation” consists of amounts paid by us for term life insurance coverage for each named executive officer.

(5)	We have agreed to pay Mr. Patrick a bonus in any quarter that we pay a dividend equal to the number of shares remaining to be issued pursuant to his employment agreement multiplied by the quarterly dividend per share for such quarter. For a description of the number of shares to be issued to Mr. Patrick pursuant to his employment agreement see footnote three above. Of the total bonus earned by Mr. Patrick in 2005 and 2004, $364,000 and $409,500 related to this dividend-related bonus, respectively.

(6)	Includes 10,000 restricted shares, which vested on January 15, 2005, granted to Mr. Durant in October 2004 in recognition of his performance in 2004. Mr. Durant ceased to serve as our Senior Vice President — Finance, Treasurer and Chief Financial Officer on March 31, 2006.

(7)	Includes 1,130 restricted shares granted in May 2004 in further recognition of Mr. Van Noy’s performance in 2003, which vested January 31, 2006.
Option Grants in Last Fiscal Year
None of the named executive officers received option grants during 2005.
Fiscal Year-End Option Value Table
The following table sets forth information with respect to the named executive officers concerning unexercised options held as of December 31, 2005. No options were exercised by our named executive officers during the fiscal year ended December 31, 2005.

	Number of
	Securities Underlying		Value of Unexercised
	Unexercised Options at		In-the-Money Options
	December 31, 2005		at December 31, 2005 ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael W. Patrick	—	—	—	—
Martin A. Durant (2)	25,000	25,000	$89,250	$89,250
	11,667	23,333	—	—
Fred W. Van Noy	25,000	25,000	$89,250	$89,250
	11,667	23,333	—	—
Anthony J. Rhead	25,000	25,000	$89,250	$89,250
	11,667	23,333	—	—
Gary F. Krannacker	11,667	23,333	—	—

(1)	An option is “in-the-money” if the fair market value of the underlying common stock exceeds the exercise price. Values are based on a per share closing price of $25.36 as reported by the Nasdaq Global Market on December 30, 2005.

(2)	In connection with Mr. Durant’s retirement, we entered into a Release and Consulting Services Agreement with Mr. Durant pursuant to which he forfeited all unexercised options effective March 31, 2006. This agreement is described below under the caption “Release and Consulting Services Agreement.”
Employment Contracts and Separation Agreements
In connection with our reorganization, we entered into an employment agreement with Michael W. Patrick effective January 31, 2002 that modified and superseded his former employment agreement with us. The five-year agreement provides for a base annual salary of $850,000 per year plus, if certain performance targets are achieved, an annual bonus of up to 50% of his base salary for the year in which the targets are achieved. On December 31 of each year, the term shall be extended for one year unless either party has given 30 days notice prior to the anniversary date of our or his intention not to so extend the agreement. The agreement further provides that, on each of the third, fourth, and fifth anniversary dates of January 31, 2002, we shall issue and/or deliver to Mr. Patrick the number of shares of our common stock that would be equivalent to 260,000 shares of our common stock if such stock had been issued and owned continuously from January 31, 2002 (780,000 total shares). However, no such installment delivery shall be made if either Mr. Patrick’s employment is terminated for cause or Mr. Patrick breaches certain covenants relating to non-competition and fiduciary duties set forth in the agreement; all installment deliveries that have not been made or cancelled shall be made immediately upon the occurrence of his death or a change in control. The shares are issuable under the 2002 Stock Plan. The first installment of 260,000 shares was delivered on January 31, 2005, and the second installment of 260,000 shares was delivered on January 31, 2006. We have agreed to pay Mr. Patrick a bonus in any quarter that we pay a dividend equal to the number of shares remaining to be issued pursuant to the employment agreement multiplied by the quarterly dividend per share for such quarter.
Mr. Patrick’s employment agreement further provides that, in the event there is a change in control of Carmike Cinemas, Inc., the employment agreement will be automatically extended for a period of five years, beginning on the first day of the month during which such change in control occurs. A change in control shall not be deemed to have occurred as a result of the commencement of a case under the Federal Bankruptcy Code or any action taken in accordance with and as provided in any plan of reorganization approved by a bankruptcy court with respect to us. In the event of Mr. Patrick’s (1) involuntary termination of employment with us (other than by reason of death, disability or for cause), or (2) following a change in control or resignation for good reason, Mr. Patrick will be entitled to a lump sum payment equal to his base salary and, if applicable, the target bonus for the year of his employment termination multiplied by the number of full and partial years remaining in his employment term.
Each of Messrs. Van Noy and Rhead have entered into separation agreements with us. These agreements provide a range of benefits to the executive if we terminate the executive without cause or if the executive resigns for good reason in anticipation of or during the two year period following a change of control. Upon any such termination or resignation:
•	the executive would receive cash payments equal to two times his base salary in equal monthly installments over a twenty-four month period;

•	each outstanding stock option owned by the executive would vest and become immediately exercisable;

•	any restrictions on any outstanding shares of restricted stock would expire; and

•	the executive would receive for two years the same employee benefits received prior to the termination or resignation.
If an executive would be subject to a “golden parachute” excise tax as a result of the benefits called for under his separation agreement, he agrees to waive his right to up to $10,000 of such benefits in order to eliminate such tax. However, if such a waiver would fail to eliminate such tax, no waiver shall be required, and we will make payments to the executive sufficient to pay such excise tax and any additional taxes due as a result of such payment.
Each executive further agrees not to solicit suppliers, vendors or employees and to protect our trade secrets and confidential information for the two year period following his termination or resignation.
The initial term of these agreements ended in July 2006, but the term automatically extends for one additional year following the second anniversary of the agreements and for one additional year on each subsequent anniversary date unless we advise Messrs. Van Noy or Rhead before any such anniversary date that there will be no automatic extension on the subsequent anniversary date.
Release and Consulting Services Agreement
In connection with Mr. Durant’s retirement, we entered into a release and consulting services agreement with Mr. Durant as of March 31, 2006. This agreement superseded Mr. Durant’s prior separation agreement with us, which prior agreement contained substantially similar terms as the separation agreements discussed above with respect to Messrs. Van Noy and Rhead.
Under this release and consulting services agreement, Mr. Durant will receive the following severance benefits:
•	we will continue to pay Mr. Durant his current base salary for a period of six months following the effective date (March 31, 2006);

•	we will pay Mr. Durant his earned but unpaid 2005 cash bonus;

•	we will pay Mr. Durant a cash bonus in an amount equal to $90,500, subject to Mr. Durant’s forfeiture of all unexercised options;

•	on January 31, 2007 we will deliver the 10,000 unvested restricted shares of common stock earned by Mr. Durant for 2004 performance pursuant to the 2002 Stock Plan;

•	we will continue to pay additional cash compensation under Mr. Durant’s deferred compensation arrangement with respect to all cash and equity compensation paid pursuant to this agreement; and

•	Mr. Durant will continue to receive his current medical benefits for a period of six months following the effective date and is permitted to keep his current company-provided automobile.
Under this agreement, Mr. Durant will serve as a consultant to us for a period of six months following the effective date and we will reimburse Mr. Durant’s reasonable and necessary expenses incurred in performing the consulting services. Mr. Durant has provided us with a general release from any and all claims relating to his employment and has agreed to protect our trade secrets and confidential information. Further, during the consulting period and for one year after termination of the consulting period, Mr. Durant has agreed not to compete with us in any of the 37 states identified in the agreement, hire or solicit our key employees, or solicit any of our dealers, distributors or customers for or on behalf of a competing business.

Compensation of Directors
During fiscal year 2005, our non-employee directors received annual cash compensation consisting of a $30,000 retainer and $1,000 per-meeting for participation in meetings of the Board of Directors or its committees. Members of the Audit Committee (other than the chairperson) received a retainer of $7,500 and the Chairman of the Audit Committee received a $12,500 retainer. The Chairman of the Compensation Committee received a $7,500 retainer. Our employees do not receive any additional compensation for serving on the Board of Directors. Also at the 2005 annual meeting of shareholders, our non-employee directors were granted 250 restricted shares of our common stock which vested in full on May 19, 2006.
In addition, effective in 2006, our lead director will receive an annual retainer of $7,500 and our non-employee directors will receive annual equity compensation consisting of 2,500 restricted shares of our common stock issued at each annual meeting of stockholders and vesting in full at our next annual meeting of stockholders. We will continue to provide our non-employee directors a one-time grant of options to purchase 5,000 shares of our common stock upon election to the Board of Directors.
On August 14, 2002, Mr. Hirschfield and Mr. Smith each received options to purchase 5,000 shares of our common stock at an exercise price of $19.95 per share. In addition, on June 2, 2003, S. David Passman III received options to purchase 5,000 shares of our common stock at an exercise price of $21.40 per share, on April 1, 2004, Patricia A. Wilson received options to purchase 5,000 shares of our common stock at an exercise price of $37.46 per share, and on November 10, 2005, James J. Gaffney received options to purchase 5,000 shares of our common stock at an exercise price of $22.05 per share. The Compensation and Nominating Committee has also approved the grant of options to purchase 5,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the date of Kevin D. Katari’s election to the Board of Directors, if elected.
REPORT ON EXECUTIVE COMPENSATION
The Committee
During fiscal 2005, Messrs. Smith and Hirschfield and Ms. Wilson served on the Compensation and Nominating Committee. Mr. Gaffney replaced Mr. Hirschfield as a member of the Compensation and Nominating Committee upon his election to the Board of Directors on November 10, 2005. Each of Messrs. Smith, Hirschfield and Gaffney and Ms. Wilson meets the independence requirements of the Nasdaq listing standards, as determined by the Board of Directors.
Compensation Philosophy and Strategy
The Compensation and Nominating Committee’s philosophy is to implement programs that are designed to:

•	attract and retain highly qualified key executives;

•	provide competitive base salaries, cash incentives and long-term compensation;

•	motivate executives by rewarding performance that supports achievement of financial and other goals; and

•	encourage employee stock ownership to closely align employee and stockholder interests.
In 2005, Carmike’s compensation philosophy for key executives focused primarily on setting base salary at or slightly above market levels and tying bonus compensation to achieving specified levels of financial performance and additional operating goals. In 2006, Carmike’s compensation philosophy for key executives will continue to focus on setting base salary at or slightly above market levels and tying bonus compensation to achieving specified levels of financial performance and additional operating goals. In addition, the Compensation and Nominating Committee has retained an independent compensation consultant to provide further assistance in connection with 2006 compensation decisions.
Components of Executive Compensation
The basic components of executive compensation are:
•	base salary;

•	annual cash bonus;

•	cash compensation pursuant to a deferred compensation program; and

•	long-term incentives.
Base Salary
Carmike’s base salary program is designed to provide a competitive base cash compensation. As discussed below, the base salary of the Chief Executive Officer is established under the terms of Mr. Patrick’s employment contract with Carmike. The Compensation and Nominating Committee, in consultation with the Chief Executive Officer, annually reviews and approves remuneration of other key executive officers (including the named executive officers). Base salaries are generally subjective, but the factors considered include an assessment of competitive market practices, individual performance over time and each individual’s role and responsibilities in Carmike.

Cash Bonuses
Carmike’s cash bonus program is designed to provide at-risk compensation contingent upon achieving certain company objectives, which may be financial and/or operating in nature. Bonuses to key executive officers during 2005 were approved by the Compensation and Nominating Committee based upon a formula tied to Carmike’s achievement of certain levels of EBITDA and additional operating goals specifically identified by the Committee. The Compensation and Nominating Committee consulted with the Chief Executive Officer in determining the 2005 individual bonus amounts and operating goals for the other key executive officers. The amounts earned during 2005 by the named executive officers are shown in the Summary Compensation Table.
Deferred Compensation Program
Carmike maintains a deferred compensation program for all of its senior executives, including certain of the named executive officers, pursuant to which Carmike pays additional cash compensation equal to 10% of an employee’s annual taxable compensation (including equity-based compensation). Carmike directs this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. Distributions from the applicable trust are made upon or shortly after normal retirement, disability, death or termination of employment of a participant. The amounts earned during 2005 by the named executive officers pursuant to the deferred compensation program are shown in the Summary Compensation Table as a component of the amount in the Salary column.
Long-Term Incentives
Carmike’s long-term incentive program is designed to align executive compensation more closely with stockholder interests, such as long-term company performance and stock price appreciation. The 2002 Stock Plan was established in connection with Carmike’s reorganization. Under the 2002 Stock Plan, Carmike’s Board of Directors previously approved the grant of 780,000 restricted shares (which vest ratably on January 31, 2005, 2006 and 2007) to Michael W. Patrick, and the Stock Option Committee (which administered the 2002 Stock Plan prior to August 2002) previously approved grants of 220,000 restricted shares to a group of seven other members of senior management. Over a three year period, the executives earned 204,360 shares (which vest ratably on January 31, 2005, 2006 and 2007) for achieving specific performance goals and 15,640 shares were forfeited.
In 2004, Carmike’s Board of Directors and stockholders adopted the Carmike Cinemas, Inc. 2004 Incentive Stock Plan (the “2004 Incentive Stock Plan”), a successor to the Employee and Consultant Long-Term Stock Incentive Plan (the “Employee Incentive Plan”) and the Directors Incentive Plan. While no further grants will be made under the Employee Incentive Plan or Directors Incentive Plan, grants totaling 330,000 options were made in 2003 to executives (including 180,000 options granted to executives in December 2003). The Compensation and Nominating Committee (or a similar committee) under the 2004 Incentive Stock Plan may grant stock options, stock grants, stock units, and stock appreciation rights to certain eligible employees and to outside directors. There were 1,055,000 shares of Common Stock reserved for issuance pursuant to the 2004 Incentive Stock Plan, in addition to shares which may be forfeited under the Employee Incentive Plan and the Directors Incentive Plan.

Chief Executive Officer Pay
Amounts earned during 2005 by the Chief Executive Officer, Michael W. Patrick, are shown in the Summary Compensation Table. His base salary during 2005 was set pursuant to the terms of his employment agreement with Carmike, effective as of January 31, 2002. That agreement provides for a base annual salary of $850,000 plus, if certain performance targets are achieved, an annual bonus, which is approved annually by the Compensation and Nominating Committee (or similar committee), of up to 50% of his base salary for the year in which the targets are achieved. However, the Compensation and Nominating Committee may award bonuses in excess of 50% of Mr. Patrick’s base salary.
In 2005, 50% of Mr. Patrick’s total potential bonus was based on a formula tied to Carmike’s achievement of certain levels of EBITDA and another 50% of his total potential bonus was based on management’s achievement of non-financial operating goals previously identified by the Compensation and Nominating Committee. Generally, these operating goals related to the implementation of certain policies, plans and systems, the negotiation and completion of certain transactions, the development of long-term business goals and personnel objectives. Mr. Patrick earned 64.2% of the EBITDA-based portion of his 2005 bonus and 78.5% of the operating-based portion of his 2005 bonus. As a result, the Compensation and Nominating Committee approved Mr. Patrick’s bonus in the amount of $303,238 related to performance in 2005.
In addition, Carmike previously agreed to pay Mr. Patrick a bonus in any quarter that it pays a dividend equal to the number of shares remaining to be issued pursuant to his employment agreement multiplied by the quarterly dividend per share for such quarter. In 2005, a total of $364,000 was earned by Mr. Patrick in connection with this dividend-related bonus. Also for 2005, Mr. Patrick earned $1,084,923 in connection with the deferred compensation program described above (this amount includes $923,910 earned by Mr. Patrick in 2005 attributable to 260,000 shares of restricted stock which vested on January 31, 2005 pursuant to Mr. Patrick’s employment agreement).

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), limits the amount of individual compensation for certain executives that may be deducted by the employer for federal income tax purposes in any one fiscal year to $1 million unless such compensation is “performance-based.” The determination of whether compensation is performance-based depends upon a number of factors, including stockholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the stockholders of applicable performance standards, the composition of the Compensation and Nominating Committee, and certification by the Committee that performance standards were satisfied. Annual incentive compensation for our named executive officers has historically not been structured to qualify under Section 162(m).
The Compensation and Nominating Committee intends to structure annual incentive compensation for Carmike’s Chief Executive Officer and other executives as performance-based compensation to the extent practicable going forward. However, the Compensation and Nominating Committee’s primary focus has been, and will continue to be, on compensating Carmike’s Chief Executive Officer and other executives on a basis which the Committee determines will most likely best serve Carmike’s long-term business interests, and the extent to which Carmike can deduct the compensation paid to an executive will only be one of many factors taken into account in making such determination.
Summary
The Compensation and Nominating Committee believes that the Company’s compensation strategy has been effective in rewarding executives appropriately, and in attracting and retaining highly qualified key executives. While the Compensation and Nominating Committee is pleased with the current compensation system, it reserves the right to make such changes to the program as it deems desirable or necessary in future years.
The foregoing has been furnished by the Compensation and Nominating Committee of Carmike’s Board of Directors.
The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that Carmike specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

By the Compensation and Nominating Committee:	Roland C. Smith, Chairman
James J. Gaffney
Patricia A. Wilson
August 15, 2006

COMPENSATION AND NOMINATING COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION
The current members of the Compensation and Nominating Committee are Messrs. Smith and Gaffney and Ms. Wilson. Mr. Gaffney will not stand for re-election to the Board of Directors at Carmike’s 2006 Annual Meeting of Stockholders. None of the members of the Compensation and Nominating Committee during 2005 has ever been one of our officers or employees. In addition, none of our executive officers serve as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or on the Compensation and Nominating Committee.
CERTAIN RELATIONSHIPS AND RELATED
PARTY TRANSACTIONS
None.
STOCK PERFORMANCE GRAPH
On August 8, 2000 Carmike and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. On January 4, 2002, the United States Bankruptcy Court for the District of Delaware entered an order confirming Carmike’s Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated November 14, 2001 (the “Plan”). The Plan became effective on January 31, 2002. Pursuant to the Plan, on January 31, 2002, all of Carmike’s securities outstanding prior to such date were cancelled. From January 31, 2002 until May 22, 2002, Carmike’s newly issued Common Stock was traded on the NASD’s over-the-counter Bulletin Board under the symbol “CMKC”. Carmike’s Common Stock is currently traded on the Nasdaq Global Market under the symbol “CKEC”.
The following graph compares the cumulative total stockholder return on Carmike’s Common Stock with the comparable cumulative returns of the Nasdaq Stock Market Index (U.S. companies) and a line-of-business index which is based on Carmike’s four-digit SIC Code (7830 — Services — Motion Picture Theaters) (the “SIC Code Index”). The graph assumes that the value of the investment in the Common Stock and each index was $100 on January 31, 2002 and that all dividends were reinvested.

COMPARE 4-YEAR CUMULATIVE TOTAL RETURN
AMONG CARMIKE CINEMAS, INC.,
NASDAQ MARKET INDEX AND SIC CODE INDEX
ASSUMES $100 INVESTED
ON JAN. 31, 2002

	FISCAL YEAR ENDING
COMPANY/INDEX/MARKET	1/31/02	12/31/02	12/31/03	12/31/04	12/31/05

Carmike Cinemas	100.00	104.29	184.97	196.54	139.03
Movie Theater, Except Drive-In	100.00	115.82	149.20	189.75	177.91
NASDAQ Market Index	100.00	70.22	105.79	115.95	116.97
The stock price performance graph should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that Carmike specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
OTHER MATTERS
The Board of Directors does not know of any other matters to be presented for action at the meeting. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.
INDEPENDENT ACCOUNTANTS
Representatives of PricewaterhouseCoopers LLP (“PwC”), Carmike’s independent registered public accounting firm for the year ended December 31, 2005, are expected to be present at the meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.
On August 29, 2006, PwC resigned as the independent registered public accounting firm of Carmike. The reports of PwC on the combined consolidated financial statements of Carmike for Carmike’s fiscal years ended December 31, 2005 and 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.
On September 18, 2006, the Audit Committee appointed Deloitte & Touche LLP (“Deloitte”) as Carmike’s independent registered public accounting firm for the year ending December 31, 2006. Representatives of Deloitte are expected to be present at the meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.
During Carmike’s fiscal years ended December 31, 2005 and 2004, and through August 29, 2006, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on Carmike’s financial statements for such years.
During the fiscal years ended December 31, 2005 and 2004 and through September 18, 2006, neither Carmike nor anyone on Carmike’s behalf consulted with Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Carmike’s financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event as defined in Item 304(a) of Regulation S-K.
There were no “reportable events” described in Item 304(a)(1)(v) of Regulation S-K during Carmike’s fiscal years ended December 31, 2005 and 2004 and through August 29, 2006, except for the existence of certain previously reported material weaknesses in Carmike’s internal control over financial reporting which are described below.
A material weakness is a control deficiency or a combination of control deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. As previously reported and discussed in Item 4, “Controls and Procedures” in Carmike’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2006 and March 31, 2006, and in Item 9A, “Controls and Procedures” in Carmike’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, Carmike’s management concluded that the following four material weaknesses existed as of June 30, 2006, March 31, 2006 and December 31, 2005:
1. Carmike did not maintain a sufficient complement of personnel with appropriate skills, training and company-specific experience in the selection, application and implementation of generally accepted accounting principles commensurate with its financial reporting requirements. This control deficiency contributed to the material weaknesses described below. Additionally, this control deficiency could result in a misstatement of accounts and disclosures that would result in a material misstatement to Carmike’s interim or annual consolidated financial statements that would not be prevented or detected.
2. Carmike did not maintain effective control over the recording and processing of journal entries in its financial reporting process. Specifically, effective controls were not designed and in place to ensure the completeness and accuracy of supporting schedules and underlying data for routine journal entries and journal entries recorded as part of Carmike’s period-end closing and consolidation process related to all significant accounts and disclosures. This control deficiency resulted in the restatement of Carmike’s interim consolidated financial statements for the first three quarters of 2005 and audit adjustments to Carmike’s 2005 annual consolidated financial statements to correct errors related to the recording of directors fees, discount ticket revenue, capitalized interest, deferred taxes and compensation expense primarily affecting accounts payable, general and administrative expense, admissions revenue, deferred income, interest expense, property, plant and equipment, accrued expenses and paid-in capital. Additionally, this control deficiency could result in a misstatement of the aforementioned accounts and disclosures which would result in a material misstatement to Carmike’s annual or interim consolidated financial statements that would not be prevented or detected.
3. Carmike did not maintain effective controls over the accounting for leases. Specifically, Carmike’s controls over Carmike’s selection, application and monitoring of Carmike’s accounting policies related to the effect of lessee involvement in asset construction, lease modifications, amortization of leasehold improvements, and deferred rent were not effective to ensure the accurate accounting for leases entered into. This control deficiency resulted in the restatement of Carmike’s 2004 and 2003 annual consolidated financial statements and Carmike’s interim consolidated financial statements for the first three quarters of 2005 and all 2004 quarters and audit adjustments to the 2005 consolidated financial statements to correct errors related to lease accounting primarily affecting property, plant and equipment, financing obligations, deferred rent, rent expense, interest expense and depreciation expense. Additionally, this control deficiency could result in a misstatement of the aforementioned accounts and disclosures that would result in a material misstatement to Carmike’s annual or interim consolidated financial statements that would not be prevented or detected.
4. Carmike did not maintain effective controls over the completeness and accuracy of income taxes. Specifically, Carmike did not maintain effective controls over the preparation and review of income taxes payable, deferred income tax assets and liabilities and the related income tax provision. This control deficiency also resulted in the restatement, discussed in Note 18 to the consolidated financial statements, of Carmike’s consolidated financial statements, reported in Carmike’s Form 10-K/A Amendment No. 2 for the years ended December 31, 2003 and 2004 and its consolidated financial statements for the quarters ended March 31 and June 30, 2005, as well as adjustments to Carmike’s consolidated financial statements for the quarter ended September 30, 2005. This control deficiency could result in a misstatement of income taxes payable, deferred income tax assets and liabilities and the related income tax provision that would result in a material misstatement of Carmike’s annual or interim consolidated financial statements that would not be prevented or detected.
With respect to the material weaknesses described above, Carmike has taken and plans to take the remediation actions described in our quarterly report on Form 10-Q for the quarter ended June 30, 2006.
The Audit Committee of Carmike’s Board of Directors discussed the material weaknesses described above with PwC, and Carmike has authorized PwC to respond fully to the inquiries of its successor independent registered public accounting firm when appointed concerning the subject matter of the material weaknesses described above.
Carmike requested that PwC furnish it with a letter addressed to the SEC stating whether or not PwC agrees with the statements made by Carmike set forth above and, if not, stating the respects in which PwC did not agree. PwC has furnished a letter addressed to the SEC dated August 31, 2006, a copy of which is filed as Exhibit 16.1 to Carmike’s Current Report on Form 8-K filed

August 31, 2006.
COMPENSATION PLANS
The following table presents information as of December 31, 2005 about our common stock that may be issued upon the exercise of outstanding options, warrants and rights under our 2002 Stock Plan and our 2004 Incentive Stock Plan.

(c)
Number of
securities
	(a)		remaining available
	Number of		for future issuance
	securities to be	(b)	under equity
	issued upon	Weighted average	compensation plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in
Plan Category	and rights	and rights	column(a))

Equity compensation plans approved by stockholders:

2002 Stock Plan (1)	617,110	N/A	15,640
2004 Incentive Stock Plan (2)	336,250	$28.58	1,068,750
Total/Weighted Average	953,360	$28.58	1,084,390
Equity compensation plans not approved by stockholders:	None	None	None

Total	953,360		1,084,390

(1)	A total of 1,000,000 shares were available for issuance under the 2002 Stock Plan. Under the 2002 Stock Plan, 780,000 shares were available to Michael W. Patrick, our President, Chief Executive Officer and Chairman. Mr. Patrick’s employment agreement with us provides that we will issue and/or deliver to him 260,000 shares of our common stock on each of the third, fourth, and fifth anniversary dates of January 31, 2002. We delivered 260,000 shares on January 31, 2005 and 260,000 shares on January 31, 2006. In addition, we have approved restricted stock grants of 220,000 shares to our other executive officers. On January 31, 2005, a total of 107,250 shares, which were earned for performance in 2002, vested. As of March 2006, an aggregate of 204,360 shares were earned for performance in 2002, 2003 and 2004, and 15,640 were forfeited. 171,360 of these shares vested on or prior to January 31, 2006.

(2)	On March 31, 2004, the Board of Directors adopted, and on May 21, 2004 the stockholders approved, the 2004 Incentive Stock Plan, a successor to the Employee and Consultant Long-Term Stock Incentive Plan and the Non-Employee Directors Long-Term Stock Incentive Plan. As of the date of the 2004 Incentive Stock Plan’s adoption, 350,000 options were outstanding under these predecessor plans. These options remained outstanding under the 2004 Incentive Stock Plan following its adoption. As of December 31, 2005, 20,000 of these options had been forfeited. Accordingly, 330,000 of the options listed as outstanding in the table above were granted under these predecessor plans. Also included are 5,000 options that were granted to Mr. Gaffney in connection with his appointment to the Board and 1,250 shares of restricted stock that have been granted to our outside directors in accordance with our annual equity compensation policy for non-employee directors. The Compensation and Nominating Committee (or a similar committee) under the 2004 Incentive Stock Plan may grant stock options, stock grants, stock units, and stock appreciation rights to certain eligible employees and to outside directors. There are 1,068,750 shares of our common stock remaining available for issuance pursuant to grants made under the 2004 Incentive Stock Plan in addition to shares which may be forfeited under the Employee Incentive Plan and the Directors Incentive Plan. No further grants shall be made under the Employee Incentive Plan or the Directors Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Carmike’s directors and executive officers, and persons who beneficially own more than 10% of any class of Carmike’s equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of Carmike. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Carmike with copies of all Section 16(a) reports they file. To Carmike’s knowledge, based solely on a review of the copies of such reports furnished to Carmike and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for the fiscal year ended December 31, 2005 except as noted herein. One late Form 4 was filed by S. David Passman III, a director, on May 27, 2005, to report 250 restricted shares granted to him on May 19, 2005; and one late Form 4 was filed by Roland Smith on June 6, 2005, to report 250 restricted shares granted to him on May 19, 2005.
Stockholder Proposals
Any stockholder of Carmike who wishes to present a proposal at the 2007 Annual Meeting of Stockholders of Carmike and who wishes to have such proposal included in Carmike’s proxy statement for that meeting must deliver a copy of such proposal to Carmike at 1301 First Avenue, Columbus, Georgia 31901, Attention: Corporate Secretary, for receipt not later than December 7, 2006. Carmike reserves the right to decline to include in Carmike’s proxy statement any stockholder’s proposal that does not comply with the rules of the SEC for inclusion therein.
For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2007 Annual Meeting of Stockholders, management will be able to vote proxies in its discretion if Carmike: (1) receives notice of the proposal before the close of business on February 20, 2007, and advises stockholders in the 2007 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on February 20, 2007. Notices of intention to present proposals at the 2007 Annual Meeting of Stockholders should be addressed to: Corporate Secretary, Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia, 31901.
Stockholder Communications with the Board of Directors
The independent members of Carmike’s Board of Directors have adopted a formal process by which stockholders may communicate with the Board of Directors. Stockholders who wish to communicate with the Board of Directors as a group, the Lead Director or the non-management directors as a group may do so by sending written communications addressed to the Corporate Secretary of Carmike Cinemas, Inc., Attention: Board of Directors, 1301 First Avenue, Columbus, Georgia 31901. This information is also contained on Carmike’s website at www.carmike.com.

Annual Report
Carmike is providing a copy of Carmike’s Annual Report to Stockholders for the year ended December 31, 2005 (including the consolidated financial statements, schedules and amendments thereto but excluding exhibits) to all stockholders with this proxy statement.
Carmike will provide without charge a copy of the Annual Report on Form 10-K for the year ended December 31, 2005 and filed with the SEC (including the consolidated financial statements, schedules and amendments thereto but excluding exhibits) upon written request to the Corporate Secretary, Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901.
Householding
As permitted by the Exchange Act, only one copy of this proxy statement and Carmike’s annual report are being delivered to stockholders residing at the same address, unless such stockholders have notified Carmike of their desire to receive multiple copies of the proxy statement or annual report. Carmike will promptly deliver, upon oral or written request, a separate copy of the annual report or proxy statement, as applicable, to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Corporate Secretary, by phone (706) 576-3400 or by fax at (706) 576-3880 or by mail to Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia, 31901.
Stockholders residing at the same address and currently receiving only one copy of the proxy statement or annual report may contact the Corporate Secretary by fax at (706) 576-3880 or by mail to Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia, 31901, to request multiple copies in the future. Stockholders residing at the same address and currently receiving multiple copies may contact Investor Relations to request that only a single copy of the proxy statement and annual report be mailed in the future.
YOUR VOTE IS IMPORTANT
You are encouraged to let us know your preference by marking the appropriate boxes on the enclosed proxy card.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY CARMIKE CINEMAS, INC.

COMMON STOCK PROXY
SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS,
OCTOBER 20, 2006
     The undersigned hereby appoints MICHAEL W. PATRICK, FRED W. VAN NOY and LEE CHAMPION, and each of them, proxies with full power of substitution, to represent and to vote all the shares of the Common Stock of Carmike Cinemas, Inc. held of record by the undersigned on September 8, 2006 with respect to the Proposal set forth in this proxy and with discretionary authority on all other matters that come before the meeting, all as more fully described in the proxy statement received by the under-signed stockholder, at the Annual Meeting of Stockholders of Carmike Cinemas, Inc. to be held at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia 30309-3521, at 9:00 a.m. local time, on Friday, October 20, 2006, and any adjournments thereof.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:

			With-	For All
		For	hold	Except
1.	Election of Directors: Nominees: Michael W. Patrick, Alan J. Hirschfield,	☐	☐	☐
Kevin D. Katari, S. David Passman III, Carl L. Patrick, Jr., Roland C. Smith, Fred W. Van Noy and Patricia A. Wilson
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

     This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted “FOR” the above-stated Proposal.
     Please sign exactly as name appears on Stock Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.
CARMIKE CINEMAS, INC.
1301 First Avenue
Columbus, Georgia 31901-2109

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.